As filed with the Securities and Exchange Commission on August 3, 2022

Registration No. 333-257045

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New York Community Bancorp, Inc.

(Exact Name of Registrant as specified in its Charter)

Delaware	6036	06-1377322
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

102 Duffy Avenue,

Hicksville, New York 11801

(516) 683-4100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas R. Cangemi

Chairman, President and Chief Executive Officer

New York Community Bancorp, Inc.

102 Duffy Avenue,

Hicksville, New York 11801

(516) 683-4100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

H. Rodgin Cohen Mark J. Menting Jared M. Fishman Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Alessandro P. DiNello President, Chief Executive Officer Flagstar Bancorp, Inc. 5151 Corporate Drive Troy, Michigan 48098 (248) 312-5741	Sven G. Mickisch David R. Clark Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 (212) 735-3000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer  Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

THIS POST EFFECTIVE AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-4 (NO. 333-257045) SHALL HEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(c) OF THE SECURITIES ACT OF 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the registration statement of New York Community Bancorp, Inc. (“NYCB”) on Form S-4 (File No. 333-257045), as amended by Pre-Effective Amendment No. 1 to the Registration Statement filed on June 24, 2021 and as originally declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on June 25, 2021 (the “Registration Statement”), includes a supplement (the “Supplement”) to the joint proxy statement/prospectus included in the Registration Statement (the “Joint Proxy Statement/Prospectus”) that (i) updates the pro forma condensed combined financial information that was originally included in the Joint Proxy Statement/Prospectus, (ii) incorporates by reference the information contained in (x) the Annual Report on Form 10-K for the year ended December 31, 2021 that NYCB filed with the SEC on February 25, 2022 in compliance with Section 10(a)(3) of the Securities Act of 1933, as amended and (y) the Annual Report on Form 10-K for the year ended December 31, 2021 that Flagstar filed with the SEC on March 1, 2022 and (iii) updates the Joint Proxy Statement/Prospectus to incorporate by reference the information contained in certain other documents regarding NYCB and Flagstar that NYCB and Flagstar, respectively, have filed and will from time to time file with the SEC. Other than the updates and supplements described above, and as described in the Supplement to the Joint Proxy Statement/Prospectus contained in this Post-Effective Amendment No. 1, no changes have been made to the Joint Proxy Statement/Prospectus (which Joint Proxy Statement/Prospectus continues to form a part of this Registration Statement) and, accordingly, such Joint Proxy Statement/Prospectus has not been reprinted in Part I of this filing. The Supplement updates the information contained in the Joint Proxy Statement/Prospectus and should be read together therewith.

No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

SUPPLEMENT TO

JOINT PROXY STATEMENT/PROSPECTUS, DATED JUNE 25, 2021

New York Community Bancorp, Inc.	Flagstar Bancorp, Inc.

On April 24, 2021, New York Community Bancorp, Inc. (“NYCB”), 615 Corp., a direct, wholly owned subsidiary of NYCB (“Merger Sub”), and Flagstar Bancorp, Inc. (“Flagstar”) entered into an Agreement and Plan of Merger (as amended on April 26, 2022 and as otherwise amended from time to time, the “merger agreement”), pursuant to which NYCB will, upon the terms and subject to the conditions set forth in the merger agreement, acquire Flagstar in an all-stock transaction. Under the merger agreement, Merger Sub will merge with and into Flagstar, with Flagstar as the surviving entity (the “merger”), and as soon as reasonably practicable following the merger, Flagstar will merge with and into NYCB, with NYCB as the surviving entity (the “holdco merger”). Unless otherwise agreed to in writing by NYCB and Flagstar, (i) promptly on the day after the day on which the merger and the holdco merger occur, Flagstar Bank, FSB, a federally chartered stock savings bank and a wholly owned subsidiary of Flagstar, will convert into a national banking association (such resulting entity, “Flagstar Bank, NA” and such conversion, the “conversion”) and (ii) promptly following the conversion, New York Community Bank, a New York State-chartered savings bank and a wholly owned subsidiary of NYCB will merge with and into Flagstar Bank, NA, with Flagstar Bank, NA as the surviving bank. In the merger, holders of Flagstar common stock will receive 4.0151 shares of NYCB common stock for each share of Flagstar common stock they own. Holders of NYCB common stock will continue to own their existing shares of NYCB common stock.

NYCB previously registered with the Securities and Exchange Commission (the “SEC”) shares of NYCB common stock to be issued to holders of Flagstar common stock in the merger. NYCB also previously filed with the SEC a joint proxy statement/prospectus, dated June 25, 2021 (the “Joint Proxy Statement/Prospectus”), relating to the shares of NYCB common stock to be issued in the merger. This supplement to the Joint Proxy Statement/Prospectus (this “Supplement”) updates and supplements the information in the Joint Proxy Statement/Prospectus to (i) update the pro forma condensed combined financial information that was originally included in the Joint Proxy Statement/Prospectus, (ii) incorporate by reference the information contained in the Annual Report on Form 10-K for the year ended December 31, 2021 that NYCB filed with the SEC on February 25, 2022 (the “NYCB 2021 Annual Report”), (iii) incorporate by reference the information contained in the Annual Report on Form 10-K for the year ended December 31, 2021 that Flagstar filed with the SEC on March 1, 2022 and (iv) update the Joint Proxy Statement/Prospectus to incorporate by reference the information contained in certain other documents regarding NYCB and Flagstar that NYCB and Flagstar, respectively, have filed and will from time to time file with the SEC .

The Joint Proxy Statement/Prospectus also related to proposals that holders of NYCB common stock (“NYCB stockholders”) and Flagstar common stock (“Flagstar shareholders”) were asked to vote on at the respective special meetings of the NYCB stockholders and Flagstar shareholders. The conditions to complete the merger include, among other things, (i) the approval by NYCB stockholders of the proposed issuance of NYCB common stock to holders of Flagstar common stock pursuant to the merger agreement and (ii) the approval by Flagstar shareholders of the merger agreement. These approvals were obtained at virtual special meetings of the NYCB stockholders and Flagstar shareholders, respectively, on August 4, 2021. For further information regarding the results of the votes of the NYCB stockholders and Flagstar shareholders at the respective special meetings, see the Current Report on Form 8-K that NYCB filed with the SEC on August 5, 2021 and the Current Report on Form 8-K that Flagstar filed with the SEC on August 5, 2021, each of which is incorporated by reference in the Joint Proxy Statement/Prospectus, as supplemented by this Supplement.

This Supplement should be read together with the information in the Joint Proxy Statement/Prospectus. The information contained in this Supplement supersede any conflicting information contained in the Joint Proxy Statement/Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Joint Proxy Statement/Prospectus, including any supplements and amendments thereto.

You should read carefully and in their entirety this Supplement and the Joint Proxy Statement/Prospectus and all accompanying annexes and exhibits. You should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 28 of the Joint Proxy Statement/Prospectus and the risk factors of NYCB and Flagstar contained in the documents that are incorporated by reference into the Joint Proxy Statement Prospectus, as supplemented by this Supplement, including under “Item 1A—Risk Factors” beginning on page 23 of the NYCB 2021 Annual Report and “Item 1A—Risk Factors” beginning on page 11 of the Annual Report on Form 10-K for the year ended December 31, 2021 that Flagstar filed with the SEC on March 1, 2022.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if the Joint Proxy Statement/Prospectus or this Supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either NYCB or Flagstar, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Supplement to the Joint Proxy Statement/Prospectus is August 3, 2022

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of NYCB and Flagstar as an acquisition by NYCB of Flagstar. The merger was announced on April 26, 2021, and provides that each share of Flagstar common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by NYCB or Flagstar (subject to certain exceptions described in the merger agreement), will be converted into the right to receive 4.0151 shares of NYCB common stock.

The unaudited pro forma condensed combined financial information has been prepared to give effect to the following:

•

the acquisition of Flagstar by NYCB under the provisions of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations,” where the assets and liabilities of Flagstar will be recorded by NYCB at their respective fair values as of the date the merger is completed;

•	the distribution of shares of NYCB common stock to Flagstar’s shareholders in exchange for shares of NYCB common stock (based upon a 4.0151 exchange ratio); and

•	transaction costs in connection with the merger.

The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of NYCB and the related notes included in NYCB’s Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this joint proxy statement/prospectus; (ii) the historical unaudited consolidated financial statements and related notes included in NYCB’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which is incorporated by reference into this joint proxy statement/prospectus; (iii) the historical audited consolidated financial statements of Flagstar and the related notes included in Flagstar’s Annual Report on Form 10-K for the year ended December 31, 2021, which is incorporated by reference into this joint proxy statement/prospectus; and (iv) the historical unaudited consolidated financial statements and related notes included in Flagstar’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, which is incorporated by reference into this joint proxy statement/prospectus.

The unaudited pro forma condensed combined income statements for the three months ended March 31, 2022 and for the year ended December 31, 2021 combine the historical consolidated income statements of NYCB and Flagstar, each giving effect to the merger as if it had been completed on January 1, 2022 and January 1, 2021, respectively. The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the historical consolidated balance sheets of NYCB and Flagstar, giving effect to the merger as if it had been completed on March 31, 2022.

The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The pro forma financial information has been prepared by NYCB in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.

The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors. In addition, as explained in more detail in the accompanying notes, the preliminary allocation of the pro forma purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase price allocation that will be recorded upon consummation of the merger.

As of the date of this joint proxy statement/prospectus, NYCB has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair market value of the Flagstar assets to be acquired or liabilities to be assumed, other than a preliminary estimate for intangible assets and certain financial assets and financial liabilities. Accordingly, apart from the aforementioned, certain Flagstar assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values. A final determination of the fair value of Flagstar’s assets and liabilities will be based on Flagstar’s actual assets and liabilities as of the closing date and, therefore, cannot be made prior to the consummation of the merger. In addition, the value of the merger consideration to be paid by NYCB in shares of NYCB common stock upon the consummation of the merger will be determined based on the closing price of NYCB common stock on the closing date and the number of issued and outstanding shares of Flagstar common stock immediately prior to the closing. Actual adjustments may differ from the amounts reflected in the unaudited pro forma condensed combined financial information, and the differences may be material.

Further, NYCB has not identified all adjustments necessary to conform Flagstar’s accounting policies to NYCB’s accounting policies. Upon consummation of the merger, or as more information becomes available, NYCB will perform a more detailed review of Flagstar’s accounting policies. As a result of that review, differences could be identified between the accounting policies of the two companies that, when conformed, could have a material impact on NYCB’s financial information following the consummation of the merger.

Merger related expenses are estimated to be $239 million, ($52 million of which has been incurred prior to 3/31/22), on a combined pre-tax basis, with contractually obligated pre-tax merger expenses of $109 million ($94 million net of tax) due at closing. The merger expenses at closing are reflected in the unaudited pro forma condensed combined financial information. See Note H and Note R to those pro formas for additional details.

As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information. NYCB estimated the fair value of certain Flagstar assets and liabilities based on a preliminary valuation analysis, due diligence information, information presented in Flagstar’s SEC filings and other publicly available information. Until the merger is completed, both companies are limited in their ability to share certain information.

Upon consummation of the merger, a final determination of the fair value of Flagstar’s assets acquired and liabilities assumed will be performed. Any changes in the fair values of the net assets or total purchase consideration as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the total purchase consideration allocated to goodwill or bargain purchase gain and other assets and liabilities and may impact NYCB’s statement of income following the consummation of the merger. The final purchase consideration allocation may be materially different than the preliminary purchase consideration allocation presented in the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2022

(in millions, except share data)	NYCB	Flagstar	Pro forma Adjustments	Notes	Pro Forma Consolidated
Assets
Cash & due from Banks	$192	$174			$366
Interest Bearing deposits	2,708	231			2,939
Available-for-sale securities	5,612	2,010			7,622
Held-to-maturity securities	0	190	(4)	A	186
Equity investments	15	0			15
Loans held for sale	0	3,475			3,475
Loans with government guarantees	0	1,256			1,256
Loan and leases	46,758	13,236	(129)	B	59,865
Allowance for credit losses	(197)	(131)	0	C	(328)
Net loans and leases	46,561	14,361	(129)		60,793
Mortgage servicing rights	0	523			523
FHLB Stock	679	329			1,008
Premises and equipment	266	354			620
Bank owned life insurance	1,186	367			1,553
Goodwill & Intangible assets	2,426	145	(52)	D	2,519
Other Assets	1,360	1,085	(2)	E	2,443
Total Assets	$61,005	$23,244	(187)		$84,062
Liabilities
Deposits	$37,954	$17,348	(21)	F	$55,281
Wholesale Borrowings	14,680	1,400	(6)	G	16,074
Other Debt	657	396	(50)	G	1,003
Other Liabilities	805	1,367	109	H	2,281
Total Liabilities	54,096	20,511	32		74,639
Shareholders’ Equity
Preferred stock	503	0			503
Common stock	5	1	2	I	8
Additional Paid in Capital	6,107	1,357	807	J	8,271
Retained earnings	809	1,377	(1,030)	K	1,156
Treasury Stock	(231)	0			(231)
Accumulated other comprehensive income	(284)	(2)	2	L	(284)

Total stockholders’ equity	6,909	2,733	(219)		9,423
Total liabilities and stockholders’ equity	$61,005	$23,244	(187)		$84,062

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Three Months Ended March 31, 2022

(in millions, except share data)	NYCB	Flagstar	Pro forma Adjustments	Notes	Pro Forma Consolidated
Interest income
Mortgage & other loans	393	166	7	M	566
Securities and money market investments	36	11	0	N	47
Total interest income	429	177	7		613
Interest expense
Deposits	27	6	3	O	36
Borrowed Funds	70	6	2	P	78
Total interest expense	97	12	5		114
Net interest income	332	165	2		499
Provision for credit losses (Benefit)	(2)	(4)			(6)
Net interest income after Provision for credit losses	334	169	2		505
Non-interest Income
Mortgage Banking Income	0	45			45
Fee Income	6	36			42
Bank-owned life insurance	7	0			7
Net (loss) gain on securities	(1)	0			(1)
Other	2	79			81
Bargain Purchase Gain					0
Total non-interest income	14	160	0		174
Non-interest expense
Compensation, commissions and benefits	80	153			233
Occupancy and equipment	23	45			68
General and Administrative	31	58			89
Merger-related-expenses	7	3			10
Amortization of core deposit intangibles	0	2	4	S	6
Total non-interest expense	141	261	4		406
Income before income taxes	207	68	(2)		273
Income tax expense	52	15	(1)	T	66
Net income	155	53	(1)		207
Preferred stock dividends	8	0	0		8
Net income available to common shareholders	147	53	(1)		199
Basic earnings per common share	$0.31	$0.99			$0.29
Diluted earnings per share	$0.31	$0.99			$0.29
Dividends declared per common share	$0.17	$0.06			$0.17
Weighted average common shares:
Basic	465,138,238	53,219,866			681,580,503
diluted	465,946,763	53,578,001			682,389,028

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Year Ended December 31, 2021

(in millions, except share data)	NYCB	Flagstar	Pro forma Adjustments	Notes	Pro Forma Consolidated
Interest income
Mortgage & other loans	1,525	764	29	M	2,318
Securities and money market investments	164	46	1	N	211
Total interest income	1,689	810	30		2,529
Interest expense
Deposits	114	32	14	O	160
Borrowed Funds	286	31	8	P	325
Total interest expense	400	63	22		485
Net interest income	1,289	747	8		2,044
Provision for credit losses (Benefit)	3	(112)	54	Q	(55)
Net interest income after Provision for credit losses	1,286	859	(46)		2,099
Non-interest Income
Mortgage Banking Income	0	655			655
Fee Income	23	176			199
Bank-owned life insurance	29	0			29
Net (loss) gain on securities	0	0			0
Other	9	213			222
Bargain Purchase Gain			480	U	480
Total non-interest income	61	1,044	480		1,585
Non-interest expense
Compensation, commissions and benefits	303	728			1,031
Occupancy and equipment	88	188			276
General and Administrative	127	267			394
Merger-related-expenses	23	19	109	R	151
Amortization of core deposit intangibles	0	11	17	S	28
Total non-interest expense	541	1,213	126		1,880
Income before income taxes	806	690	308		1,804
Income tax expense	210	157	(33)	T	334
Net income	596	533	341		1,470
Preferred stock dividends	33	0	0		33
Net income available to common shareholders	563	533	341		1,437
Basic earnings per common share	$1.21	$10.10			$2.11
Diluted earnings per share	$1.21	$9.96			$2.11
Dividends declared per common share	$0.68	$0.24			$0.68
Weighted average common shares:
Basic	463,865,661	52,792,931			680,307,926
diluted	464,632,719	53,519,086			681,074,984

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined income statement for the three months ended March 31, 2022 and for the year ended December 31, 2021 combine the historical consolidated income statement of NYCB and Flagstar, each giving effect to the merger as if it had been completed on January 1, 2022 and January 1, 2021, respectively. The accompanying unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the historical consolidated balance sheets of NYCB and Flagstar, giving effect to the merger as if it had been completed on March 31, 2022.

The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving NYCB and Flagstar under the acquisition method of accounting with NYCB treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of NYCB. Under the acquisition method of accounting, the assets and liabilities of Flagstar, as of the effective time, will be recorded by NYCB at their respective fair values, and the excess of the merger consideration over the fair value of Flagstar’s net assets will be allocated to goodwill or bargain purchase gain.

The merger provides for Flagstar shareholders to receive 4.0151 shares of NYCB common stock for each share of Flagstar common stock they hold immediately prior to the merger. Based on the closing trading price of shares of NYCB common stock on April 23, 2021, the last trading day before the public announcement of the merger, the exchange ratio represented approximately $48.14 in value for each share of Flagstar common stock.

The pro forma allocation of the purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger is completed. Adjustments may include, but are not be limited to, changes in (i) Flagstar’s balance sheet through the effective time; (ii) the aggregate value of merger consideration paid if the price of shares of NYCB common stock varies from the assumed $10.00 per share; (iii) total merger related expenses if consummation and/or implementation costs vary from currently estimated amounts; and (iv) the underlying values of assets and liabilities if market conditions differ from current assumptions.

The accounting policies of both NYCB and Flagstar are in the process of being reviewed in detail. Upon completion of such review, additional conforming adjustments or financial statement reclassification may be necessary.

Note 2. Preliminary Purchase Price Allocation

The following table summarizes the determination of the purchase price consideration with a sensitivity analysis assuming a 10% increase and 10% decrease in the price per share of NYCB common stock based on assumed share price of $10.00 with its impact on the preliminary goodwill and bargain purchase gain.

(Dollars in millions, except per share data, shares in thousands)	Amount	10% Increase	10% Decrease
FBC Common Shares as of 3/31/22	53,236	52,236	52,236
FBC Equity Award Plans as 3/31/22	671	671	671

Total Share of FBC	53,907	53,907	53,907
Exchange ratio	4.0151	4.0151	4.0151

NYCB shares to be issued	216,442	216,442	216,442
Price per share of NYCB common stock (Assumed)	$10.00	$11.00	$9.00

Total pro forma purchase price consideration	$2,164	$2,381	$1,948

Preliminary goodwill/(bargain purchase gain)	$(480)	$(264)	$(696)

Purchase price consideration

(dollars in millions)
Purchase price consideration
Fair value of assets acquired:
Cash & due from Banks	$174
Interest bearing deposits	231
Available-for-sale securities	2,010
Held-to-maturity securities	186
Equity Investments	0
Loans held for sale	3,475
Loans with government guarantees	1,256
Loan and leases held for investment	13,107
Mortgage servicing rights	523
FHLB stock	329
Premises and equipment	354
Bank owned life insurance	367
Goodwill & intangible assets	93
Other assets	1,083

Total assets acquired	$23,188
Fair value of liabilities assumed:
Deposits	$17,327
Wholesale Borrowings	1,395
Other Debt	346
Other Liabilities	1,476

Total liabilities assumed	20,544
Fair value of net assets acquired	2,643
Preliminary goodwill/(bargain purchase gain)	$(480)

Note 3—Pro Forma Merger Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 27% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

Balance Sheet

(Dollars in millions)

A. Adjustments to investment securities classified as held-to-maturity to reflect estimated fair value of the acquired investment securities
To reflect estimated fair value of the acquired investment securities	$(4)

B. Adjustments to loans, net of unearned income
Estimate of lifetime credit losses on acquired Flagstar loans Estimate of fair value related to current interest rates and liquidity	$(131 (75	) )

Net fair value pro forma adjustments	$(206)
Gross up of PCD loans for credit mark-See C below for allowance for credit loss	77

	$(129)

C. Adjustments to allowance for credit losses
To reflect elimination of Flagstar allowance for credit losses on loans	$131
Establishment of the Allowance for Credit Losses (ACL) for PCD loans estimated lifetime losses	(77)
Establishment of the ACL for non-PCD loans estimated lifetime losses	(54)

	$0

For purposes of this presentation, the loans portfolio was assumed to have a 3-year weighted average life

D. Adjustments to goodwill and other intangible assets
To reflect elimination of Flagstar’s goodwill and other intangibles	$(145)
To record the estimated fair value of acquired identifiable intangible assets related to Flagstar’s non-time deposits, based on third-party estimates. The acquired core deposit intangible will be amortized over 10 years using the sum-of-the-years-digits method	93

	$(52)

E. Adjustments to other assets
Net deferred tax asset/(liability)-Pre CDI	$9
Tax Liability on CDI	(25)
Deferred tax asset on established allowance for credit losses under CECL	14

Total deferred taxes at NYCB’s estimated rate of 27%	$(2)

F. Adjustment to deposits
To reflect estimated fair value at merger date based on current market rates for similar products.	$(21)

G. Adjustment to borrowed funds
To reflect estimated fair value of wholesale borrowings at merger date based on current market rates for similar products.	$(6)
To reflect estimated fair value of subordinated and preferred trust notes at the merger date based on current market rates for similar products.	(50)

	$(56)

H. Adjustments to other liabilities
Merger related expenses necessary to close the transaction are estimated at $109 million, which includes a $25 million contribution to the Flagstar Foundation	$109

I. Adjustments to common stock
To reflect elimination of Flagstar’s common stock	$(1)
To reflect issuance of New York Community common stock to in connection with the acquisition	2

$2

J. Adjustments to paid-in capital in excess of par
To reflect elimination of Flagstar’s paid-in capital in excess of par	$(1,357)
To reflect issuance of NYCB common stock in excess of par value	2,164

$807

K. Adjustment to retained earnings
To reflect elimination of Flagstar’s retained earnings	$(1,377)
Adjustment to reflect preliminary estimate of bargain gain from business combination	$480
Net impact to retained earnings of Flagstar’s one-time transaction costs, purchase accounting adjustments and the establishment of the allowance for credit losses	(133)

$(1,030)

L. Adjustment to accumulated other comprehensive loss, net of tax
To reflect elimination of Flagstar’s accumulated other comprehensive income	$2

Note 4. Pro Forma Merger Adjustments to the Unaudited Pro Forma Condensed Combined Income Statements

Income Statement

(Dollars in millions)

	Three Months Ended March 31, 2022	Year Ended December 31, 2021
M. Adjustment to loan interest income
To reflect accretion of loan discount from estimated value adjustments over the estimated remaining terms to maturity of the loans	$7	$29

N. Adjustment to securities interest income
To reflect accretion of investment securities discount from estimated fair value adjustment	$0	$1

O. Adjustment to deposit interest expense
To reflect amortization of deposit premium resulting from deposit estimated fair value adjustment over the remaining terms to maturity of the deposits	$3	$14

P. Adjustment to borrowed funds interest expense
To reflect amortization of borrowed funds premium resulting from borrowed funds fair value adjustment	$2	$8

Q. Adjustment for the provision for credit losses
To reflect the increase in the provision for credit losses for non-PCD loans estimated lifetime losses	$0	$54

R. Merger costs
Merger related expenses necessary to close the transaction are estimated at $109 million, which includes a $25 million contribution to the Flagstar Foundation upon close of the transaction.	$0	$109

S. Adjustment to amortization of core deposit intangibles
To reflect amortization of acquired identifiable intangible assets based on amortization period of 10 years and using the sum-of-the-years-digits method of amortization	$4	$17

T. Adjustment to income tax expense
To reflect the income tax effect of pro forma adjustments for the periods	$(1)	$(33)

U. Bargain Purchase Gain
To reflect the bargain purchase gain which is non-taxable.	$0	$480

EXPERTS

NYCB. The consolidated financial statements of NYCB as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Flagstar. The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2021 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

NYCB and Flagstar file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both NYCB and Flagstar, which can be accessed at http://www.sec.gov. In addition, documents filed with the SEC by NYCB will be available free of charge by accessing NYCB’s website at https://www.mynycb.com or alternatively by directing a request by mail to New York Community Bancorp, Inc., 102 Duffy Avenue, Hicksville, New York 11801, Attention: Investor Relations or by telephone at (516) 682-4420. Documents filed with the SEC by Flagstar will be available free of charge by accessing Flagstar’s website at http://www.flagstar.com or, alternatively, by directing a request by mail to Flagstar Bancorp, Inc., 5151 Corporate Drive, Troy, Michigan 48098, Attention: Investor Relations or by telephone at (248) 312-5741. The web addresses of the SEC, NYCB and Flagstar are included as inactive textual references only. Except for the documents regarding NYCB and Flagstar specifically incorporated by reference into the Joint Proxy Statement/Prospectus, as supplemented by this Supplement, information on those websites is not part of the Joint Proxy Statement/Prospectus, as supplemented by this Supplement.

NYCB has filed a registration statement on Form S-4 under the Securities Act with the SEC (as amended from time to time, including pursuant to the Post-Effective Amendment No. 1 of which this Supplement is a part, the “registration statement”) with respect to NYCB’s securities to be issued in the merger. The Joint Proxy Statement/Prospectus, as supplemented by this Supplement, constitutes the prospectus of NYCB filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

Statements contained in the Joint Proxy Statement/Prospectus, as supplemented by this Supplement, or incorporated by reference therein, regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC.

The SEC allows NYCB and Flagstar to incorporate by reference into the Joint Proxy Statement/Prospectus, as supplemented by this Supplement, documents filed with the SEC by NYCB and Flagstar. This means that NYCB and Flagstar can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of the Joint Proxy Statement/Prospectus, as supplemented by this Supplement, and later information that NYCB and Flagstar files with the SEC will update and supersede that information. NYCB and Flagstar incorporate by reference the documents listed below and any documents filed by NYCB and Flagstar under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and until the merger is consummated or the merger agreement is terminated in accordance with its terms:

NYCB filings (SEC File No. 001-31565)	Periods Covered or Date of Filing with the SEC
Annual Report on Form 10-K	Fiscal year ended December 31, 2021, filed on February 25, 2022

Definitive Proxy Statement on Schedule 14A	Filed on April 22, 2022

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2022, filed on May 9, 2022

Current Reports on Form 8-K

Filed on January  26, 2022 (only with respect to Item 8.01)

Filed on March 1, 2022

Filed on April 27, 2022 (only with respect to Item 1.01 and Exhibit 2.1)

Filed on April 27, 2022 (only with respect to Item 8.01)

Filed on June 3, 2022

Filed on June 8, 2022

Flagstar’s filings (SEC File No. 001-16577)	Periods Covered or Date of Filing with the SEC
Annual Reports on Form 10-K	Fiscal year ended December 31, 2021, filed on March 1, 2022

Definitive Proxy Statements on Schedule 14A	Filed on April 14, 2022

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2022, filed on May 10, 2022

Current Reports on Form 8-K	Filed on April 27, 2022 (only with respect to Item 1.01 and Exhibit 2.1) Filed on May 26, 2022

We also incorporate by reference the description of NYCB common stock and Flagstar common stock set forth in the respective Registration Statements on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

You may request a copy of the documents incorporated by reference into the Joint Proxy Statement/Prospectus, as supplemented by this Supplement, and additional documents previously filed with the SEC by NYCB or Flagstar under the Exchange Act. Except as specifically incorporated by reference into the Joint Proxy Statement/Prospectus, as supplemented by this Supplement, such documents are not incorporated by reference into, and are not a part of, the Joint Proxy Statement/Prospectus, as supplemented by this Supplement.

Requests for documents should be directed to:

New York Community Bancorp, Inc. 102 Duffy Avenue Hicksville, New York 11801 Attn: Investor Relations (516) 682-4420 ir@mynycb.com	Flagstar Bancorp, Inc. 5151 Corporate Drive Troy, Michigan 48098 Attn: Investor Relations (248) 312-5741 FBCInvestorRelations@flagstar.com

The Joint Proxy Statement/Prospectus, as supplemented by this Supplement, does not constitute an offer to sell, or a solicitation of an offer to purchase the securities offered thereby, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of the Joint Proxy Statement/Prospectus, as supplemented by this Supplement, nor any distribution of securities pursuant thereto shall, under any circumstances, create any implication that there has been no change in the information set forth or referenced into the Joint Proxy Statement/Prospectus, as supplemented by this Supplement, or in our affairs since the date of the Joint Proxy Statement/Prospectus, as supplemented by this Supplement. The information contained in the Joint Proxy Statement/Prospectus, as supplemented by this Supplement, with respect to NYCB was provided by NYCB and the information contained in the Joint Proxy Statement/Prospectus, as supplemented by this Supplement, with respect to Flagstar was provided by Flagstar.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL permits, under certain circumstances, the indemnification of any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving in a similar capacity for another enterprise at the request of the corporation if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. To the extent that a present or former director or officer of the corporation has been successful in defending any such proceeding, the DGCL provides that he shall be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred by him in connection therewith. With respect to a proceeding by or in the right of the corporation, such person may be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation. The DGCL provides, however, that indemnification shall not be permitted in such a proceeding if such person is adjudged liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court deems proper. Except with respect to mandatory indemnification of expenses to successful defendants as described above or pursuant to a court order, the indemnification described in this paragraph may be made only upon a determination in each specific case (1) by majority vote of the directors that are not parties to the proceeding, even though less than a quorum, (2) by a committee of the directors that are not a party to the proceeding who have been appointed by a majority vote of directors who are not party to the proceeding, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders. The DGCL permits a corporation to advance expenses incurred by a proposed indemnitee in advance of final disposition of the proceeding, provided that the indemnitee undertakes to repay such advanced expenses if it is ultimately determined that he or she is not entitled to indemnification. Also, a corporation may purchase insurance on behalf of an indemnitee against any liability asserted against him in his designated capacity, whether or not the corporation itself would be empowered to indemnify him against such liability.

NYCB has adopted provisions in the NYCB certificate of incorporation that provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL, provided that, except for proceedings to enforce rights to indemnification, NYCB will indemnify an indemnitee in connection with a proceeding initiated by that person only if the proceeding was authorized by the board of directors. As authorized by the DGCL, under the NYCB certificate of incorporation, no director shall be personally liable to NYCB or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under DGCL Section 174 (concerning unlawful distributions to stockholders), or (4) for any transaction from which the director derived an improper personal benefit. The NYCB certificate of incorporation further provides that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. NYCB has purchased an insurance policy that purports to insure the officers and directors of NYCB against certain liabilities incurred by them in the discharge of their functions as such officers and directors.

The foregoing is only a general summary of certain aspects of Delaware law and the NYCB certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the DGCL referenced above and the NYCB certificate of incorporation and bylaws.

Item 21. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed herewith:

Exhibit No.	Description

2.1	Agreement and Plan of Merger, by and among New York Community Bancorp, Inc., 615 Corp. and Flagstar Bancorp, Inc., dated as of April 24, 2021 (attached as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement)

2.2	Amendment No. 1, dated April 26, 2022, to the Agreement and Plan of Merger, by and among New York Community Bancorp, Inc., 615 Corp. and Flagstar Bancorp, Inc., dated as of April 24, 2021 (incorporated by reference to Exhibit 2.1 filed with NYCB’s Form 8-K filed with the Securities and Exchange Commission on April 27, 2022)

3.1	Amended and Restated Certificate of Incorporation of New York Community Bancorp, Inc., dated May 7, 2001 (incorporated by reference to Exhibit 3.1 filed with NYCB’s Form 10-Q for the quarterly period ended March 31, 2001 (File No. 0-22278))

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of New York Community Bancorp, Inc., dated May 14, 2003 (incorporated by reference to Exhibit 3.2 filed with NYCB’s Form 10-K for the year ended December 31, 2003 (File No. 1-31565))

3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of New York Community Bancorp, Inc., dated April 26, 2016 (incorporated by reference to Exhibit 3.1 filed with NYCB’s Form 8-K dated April 27, 2016)

3.4	Certificate of Designation of the Registrant with respect to the Series A Preferred Stock, dated March 16, 2017, filed with the Secretary of State of the State of Delaware and effective March 16, 2017 (incorporated by reference to Exhibit 3.4 of NYCB’s Registration Statement on Form 8-A (File No. 333-210919), as filed with the Securities and Exchange Commission on March 16, 2017)

3.5	Amended and Restated Bylaws of New York Community Bancorp, Inc., effective June 2, 2022 (incorporated by reference to Exhibit 3(ii) filed with NYCB’s Form 8-K filed with the Securities and Exchange Commission on June 8, 2022)

4.1	Specimen Stock Certificate of New York Community Bancorp, Inc. (incorporated by reference to Exhibit 4.1 filed with NYCB’s Form 10-Q for the quarterly period ended September 30, 2017 (File No. 1-31565))

4.2	Deposit Agreement, dated as of March 16, 2017, by and among New York Community Bancorp, Inc., Computershare, Inc., and Computershare Trust Company, N.A., as joint depositary, and the holders from time to time of the depositary receipts described therein (incorporated by reference to Exhibit 4.1 filed with NYCB’s Form 8-K filed with the Securities and Exchange Commission on March 17, 2017)

4.3	Form of certificate representing the Series A Preferred Stock (incorporated by reference to Exhibit 4.1 filed with NYCB’s Form 8-K filed with the Securities and Exchange Commission on March 17, 2017)

4.4	Form of depositary receipt representing the Depositary Shares (incorporated by reference to Exhibit 4.1 filed with NYCB’s Form 8-K filed with the Securities and Exchange Commission on March 17, 2017)

Exhibit No.	Description

4.5	Description of securities registered pursuant to Section 12 of the Securities and Exchange Act of 1934 (incorporated by reference to Exhibit 4.5 filed with NYCB’s Form 10-K filed with the Securities and Exchange Commission on February 28, 2020)

4.6	Registrant will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries

5.1	Opinion of Sullivan & Cromwell LLP as to validity of the securities being registered*

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. income tax aspects of the mergers*

21	Subsidiaries of New York Community Bancorp, Inc. (incorporated by reference to the caption “Subsidiaries” contained in Part I of New York Community Bancorp, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2022)

23.1	Consent of KPMG LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Sullivan & Cromwell LLP (included as part of its opinion filed as Exhibit 5.1)

23.4	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of its opinion filed as Exhibit 8.1)

24.1	Powers of Attorneys of Directors and Officers of New York Community Bancorp, Inc. (included on signature page)*

99.3	Consent of Piper Sandler & Co.*

99.4	Consent of Goldman Sachs & Co. LLC*

99.5	Consent of Morgan Stanley & Co. LLC*

99.6	Consent of Jefferies LLC*

99.7	Consent of Alessandro DiNello to be named as a director*

99.8	Consent of David Treadwell to be named as a director*

*	previously filed.

ITEM 22. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)

That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

To respond to requests for information that is incorporated by reference into this prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; this includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(9)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(10)

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hicksville, State of New York, on August 3, 2022.

NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ Thomas R. Cangemi
	Name:	Thomas R. Cangemi
	Title:	Chairman, President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment no. 1 to the registration statement has been signed by the following persons in the capacities indicated on August 3, 2022.

Signature	Title

/s/ Thomas R. Cangemi	Chairman, President & Chief Executive Officer
Thomas R. Cangemi	(Principal Executive Officer) and Director

*	Senior Executive Vice President and Chief
John J. Pinto	Financial Officer (Principal Financial Officer and Principal Accounting Officer)

*	Senior Executive Vice President, Chief Operating
Robert Wann	Officer (Principal Operating Officer), and Director

*	Director
Dominick Ciampa

*	Director
Hanif W. Dahya

*	Director
Leslie D. Dunn

/s/ Marshall J. Lux	Director
Marshall J. Lux

*	Director
James J. O’Donovan

*	Director
Lawrence Rosano, Jr.

*	Director
Ronald A. Rosenfeld

*	Director
Lawrence J. Savarese

*By:	/s/ Thomas R. Cangemi
Thomas R. Cangemi
(Attorney-in-Fact)
August 3, 2022